Exhibit 8

SUPPORT AGREEMENT

by and among

RENOVA US HOLDINGS LTD.

and

THE STOCKHOLDERS PARTY HERETO

DATED AS OF APRIL 12, 2011

SUPPORT AGREEMENT

This SUPPORT AGREEMENT is entered into as of April 12, 2011 (this “Agreement”), by and among Renova US Holdings Ltd., a company incorporated under the laws of the Bahamas (the “Purchaser”), Infinity Capital Partners, L.P., a Delaware limited partnership (“ICP”), Shoulda Partners L.P., a Delaware limited partnership (“Shoulda”),  SRK Associates LLC, a New York limited liability company (“SRK”), Lances Property Development Corp. Pension Plan (“Lances”), Steven Etra (“Etra”), Blair Etra (“Blair Etra”) Michael Feinsod (“Feinsod”) and Gary C. Granoff (“Granoff” and collectively with ICP, Shoulda, SRK, Lances, Etra, Blair Etra and Feinsod, the “Stockholders”).  Capitalized terms that are used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and Ameritrans Capital Corporation, a Delaware corporation (the “Company”) are entering into a Stock Purchase Agreement (as the same may be amended, varied, novated, modified, supplemented or restated from time to time, the “Stock Purchase Agreement”) (capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement) pursuant to which the Purchaser will acquire (i) certain shares of Common Stock in exchange for $25 million on the Initial Closing Date and (ii) certain shares of additional Common Stock on one or more Subsequent Closing Dates, subject to the terms and conditions contained in the Stock Purchase Agreement;

WHEREAS, as of the date hereof, the Stockholders are the record and/or beneficial owners (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of the shares of Common Stock and Preferred Stock set forth opposite each Stockholder’s name on Schedule I hereto (the aggregate number of such shares of Common Stock, Preferred Stock and any New Shares (as defined below) acquired by any Stockholder, collectively, the “Subject Shares”); and

WHEREAS, prior to the Purchaser’s entering into the Stock Purchase Agreement, the Stockholders have been requested by the Purchaser to enter into this Agreement concurrently with the execution and delivery of the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I
VOTING MATTERS

Section 1.1

Agreement to Vote.  Subject to the provisions of Section 1.3, each of the Stockholders, in their capacities as stockholders of the Company, hereby agrees that, from and after the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Company and at any postponement or adjournment thereof, and in any action by written consent of the stockholders of the Company, such Stockholder shall, vote or consent, in person or by proxy, all the Subject Shares owned of record by such Stockholder as set forth on Schedule I  (or cause to be voted or consented, in person or by proxy, all the Subject Shares beneficially owned by such Stockholder) (i) in favor of (A) the adoption and approval of the Charter Amendment, (B) the issuance of the Purchased Stock pursuant to the Stock Purchase Agreement, (C) the approval of the Investment Management Agreement and (D) the adoption or approval of any other actions necessary to consummate the Initial Closing or other transactions contemplated by the Stock Purchase Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement (A) of the Company under the Stock Purchase Agreement or (B) of the Stockholder under this Agreement, (iii) against any proposal made in opposition or in competition or inconsistent with the transactions contemplated by the Stock Purchase Agreement, (iv) against any Competing Proposal and (v) against any action, agreement, transaction or proposal that would reasonably be expected to result in any of the conditions to the Company's obligations under the Stock Purchase Agreement not being fulfilled or that is intended to or would reasonably be expected to prevent, impede, interfere with, delay or adversely affect the Initial Closing or any of the other transactions contemplated by the Stock Purchase Agreement or any of the Transaction Agreements.

Section 1.2

Proxies.  Subject to the provisions of Section 1.3, each Stockholder that is the record owner of Subject Shares agrees that if, and only if, such Stockholder fails to comply with the provisions of Section 1.1, then, without any further action by such Stockholder and effective as of the date of any such failure, such failure shall result in the appointment of the Purchaser from and after the date of determination of such failure until the termination of this Agreement as such Stockholder’s attorney, agent and proxy, with full power of substitution, to vote (or cause to be voted) and otherwise act with respect to all of the Stockholder’s Subject Shares, at any meeting of the Stockholders of the Company, however called, and in any action by consent of the Stockholders of the Company, on the matters and in the manner specified in Section 1.1 hereof.  This power of attorney and proxy is irrevocable to the fullest extent permitted by law until the expiration or termination of this Agreement and coupled with an interest and, to the extent permitted under applicable Law, shall be valid and binding on any Person to whom the Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement.  Each Stockholder hereby revokes any and all previous proxies, if any, granted that may conflict or be inconsistent with the matters set forth in Section 1.1 above and each such Stockholder agrees not to, directly or indirectly, grant any proxy or power of attorney with respect to the matters set forth in Section 1.1 above, except for any proxy or power of attorney solicited by the Company (or its Board of Directors) pursuant to the Proxy Statement which directs the holder thereof to vote in a manner consistent with the provisions of Section 1.1.

Section 1.3

Change of Recommendation. Notwithstanding anything to the contrary contained herein, in the event that the Board of Directors of the Company effects a Change of Recommendation pursuant to, and in accordance with, Section 5.7(d) of the Stock Purchase Agreement, the obligation of Feinsod, ICP, ICL, IML and Shoulda (the “Feinsod Parties”) to vote the Subject Shares in the manner set forth in clauses (i) through (v) of Section 1.1 shall automatically cease to apply with respect to a number of Subject Shares held by the Feinsod Parties carrying an aggregate number of votes equal to 6% of the total voting power of all issued and outstanding Common Stock and Preferred Stock (the allocation of such Subject Shares to be determined by the Feinsod Parties); provided, however, that this Section 1.3 shall not apply if such Change of Recommendation is the result of a Superior Proposal and such Superior Proposal is subsequently withdrawn or is no longer a Superior Proposal.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby severally and not jointly represents and warrants to the Purchaser as follows with respect to itself only:

Section 2.1

Existence; Authorization.  Such Stockholder, if not an individual, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation.  Such Stockholder has all requisite capacity, corporate, limited liability company, limited partnership or other organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery by the Purchaser and each other Stockholder, this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.  If such Stockholder is married, and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms.

Section 2.2

No Conflict; Required Filings and Consents.

(a)

The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is not an individual, conflict with or violate the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or equivalent organizational documents, as the case may be, of such Stockholder, (ii) to the knowledge of such Stockholder conflict with or violate any applicable Law by which such Stockholder or any property or asset of such Stockholder is bound or affected, or (iii) (A) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, (B) give to others any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of a Lien on any Subject Shares (other than any Lien created by this Agreement) pursuant to, in the cases of (A), (B) or (C) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation of such Stockholder (including any trust agreement, voting agreement, stockholders agreement or voting trust), except, in the cases of (i), (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)

The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any Permit with, or notification to, any Governmental Entity other than filings required by Rules 13d-1 or 13d-2 of the Exchange Act, except where the failure to obtain such Permits or notifications, would not prevent or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 2.3

Ownership of Subject Shares.  Such Stockholder is the sole record and/or beneficial owner of the Subject Shares set forth opposite its name on Schedule I, except to the extent that any other Stockholder party to this Agreement may be the record or beneficial owner of such Subject Shares or as otherwise described in Schedule II.  Such Stockholder has sole voting power, sole power of disposition, and sole power to issue instructions with respect to the matters set forth in this Agreement, in each case with respect to all of the Subject Shares set forth opposite his or its name on Schedule I, except to the extent that such voting power, dispositive power or power to issue instructions is shared by another Stockholder party to this Agreement or as otherwise described in Schedule II.  Except as set forth on Schedule II, (i) the Subject Shares owned by such Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof, (ii) no Affiliate of such Stockholder is the record or beneficial owner of any equity securities of the Company other than with respect to any Subject Shares held by such Affiliate set forth opposite such Affiliate’s name on Schedule 1.  The Subject Shares owned by such Stockholder are free and clear of all Liens, other than any Liens created by this Agreement and restrictions on transfer under applicable securities laws. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

Section 2.4

No Litigation.  There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 2.5

Receipt; Reliance.  Such Stockholder has received and reviewed a copy of the Stock Purchase Agreement.  Such Stockholder understands and acknowledges that the Purchaser is entering into the Stock Purchase Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS OF THE STOCKHOLDERS

Each such Stockholder hereby covenants and agrees as follows:

Section 3.1

Restriction on Transfer of Shares.

(a)

Except as provided with respect to Granoff in Section 3.1(b) below, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a “Transfer”), any or all of the Subject Shares or any interest therein, except to any Affiliate of such Stockholder who agrees in writing to be bound by the terms of this Agreement as a Stockholder, and, in the case of stockholders that are individuals, to members of the Stockholder’s immediate family or trusts for the benefit of such Stockholder or members of such Stockholder’s immediate family, (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into any other voting arrangement or permit to exist any Lien of any nature whatsoever with respect to the Subject Shares (other than any Liens created by or arising under this Agreement or existing by operation of Law) or (iii) commit or agree to take any of the foregoing actions.

(b)

Notwithstanding the provisions of Section 3.1(a) of this Agreement, Purchaser acknowledges and agrees that Granoff (either individually or through an IRA account or other pension account maintained by Granoff) shall be entitled to sell up to 30,000 shares of Common Stock, whether or not such shares are Subject Shares, and up to 3,000 shares of Preferred Stock during the term of this Agreement under Rule 144 in the open market, free and clear of any of the restrictions contained in this Agreement and the Purchaser agrees that in the event of any such sale, the terms and conditions and any rights created herein in favor of Purchaser shall be void and of no effect whatsoever in the event of any such sale, as pertains to the sale of up to 30,000 shares of Common Stock and 3,000 shares of Preferred Stock by Granoff.

Section 3.2

Inconsistent Agreements.  Such Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision, agreement or obligation contained in this Agreement.

Section 3.3

 Certain Events.  Such Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which beneficial ownership of the Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder's administrators, successors or receivers.

Section 3.4

Cooperation with Transaction.  Such Stockholder agrees to provide any information concerning such Stockholder reasonably requested by the Company or the Purchaser that is required in any regulatory application or filing made, or approval sought, in connection with the Initial Closing or any Subsequent Closings.  The Purchaser’s sole remedy in the event of a breach of this Section 3.4 shall be specific performance.

Section 3.5

Additional Purchases.  Such Stockholder agrees that in the event that (a) any shares of Common Stock, Preferred Stock or other equity securities of the Company are issued to such Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Subject Shares of such Stockholder or otherwise, (b) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Common Stock, Preferred Stock or other equity securities of the Company after the date of this Agreement, or (c) such Stockholder acquires the right to vote or share in the voting of any shares of Common Stock, Preferred Stock or other equity securities of the Company after the date of this Agreement (such Common Stock, Preferred Stock or other equity securities of the Company, collectively, the “New Shares”), then such Stockholder agrees to vote (or cause to be voted) such New Shares in the same manner as the Subject Shares and agrees that any such New Shares shall be subject to the same restrictions as the Subject Shares as set forth in this Agreement.  Such Stockholder also agrees that any New Shares acquired or purchased by Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

Section 3.6

Non-Solicitation.  Each Stockholder herby agrees to be bound by and subject to the provisions set forth in Section 5.7(a) and Section 5.7(b) of the Stock Purchase Agreement as such provisions apply to the Company and such Stockholder hereby agrees that it will not take or agree or commit to take any action that would be inconsistent with the requirement and restrictions of such provision.  Each Stockholder shall promptly advise the Company and the Purchaser of such Stockholder’s receipt of any competing Proposal.  The Purchaser’s sole remedy in the event of a breach of this Section 3.6 shall be specific performance.

Section 3.7

Waiver of Appraisal Rights and Claims.  Such Stockholder hereby waives any rights of appraisal or rights to dissent from the consummation of the Initial Closing, any Subsequent Closing, and the transactions contemplated by the Stock Purchase Agreement that such Stockholder may have.

ARTICLE IV
MISCELLANEOUS

Section 4.1

Annual Meeting.  Notwithstanding any contrary provision contained in this Agreement, no proxy or power of attorney granted and no vote, in person or by proxy, by any Stockholder with respect to the election of the directors identified in Schedule III hereto and/or the ratification of the Company’s independent registered public accounting firm for the year ending June 30, 2011 at an annual meeting of the stockholders of the Company held prior to the Company Shareholders Meeting shall be deemed a violation of this Agreement.

Section 4.2

Termination.  Except with respect to this Article IV, this Agreement shall automatically terminate, and neither the Purchaser nor any Stockholder shall have any rights or obligations hereunder, upon the earlier to occur of (i) the valid termination of the Stock Purchase Agreement in accordance with its terms and (ii) the consummation of the Initial Closing.  In the event the Purchaser consummates the Initial Closing, no Stockholder shall have any liability under this Agreement, and each Stockholder shall, automatically, without further action by the Purchaser or any other person, be released from any liability, claim or cause of action that the Purchaser may have against such  Stockholder that accrued prior to the date of the Initial Closing as a result of such Stockholder’s breach, or alleged breach, of this Agreement.

Section 4.3

Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 4.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

Section 4.4

Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given (i) upon personal delivery to the person to be notified, (ii) when sent by confirmed facsimile or (iii) when delivered by a nationally recognized overnight courier service. All such notices or communications to the parties hereto shall be sent at the following addresses or at such other address for a party hereto as shall be specified by notice to the other parties hereto:

If to the Purchaser, to:

Renova US Holdings Ltd.

c/o Columbus Nova

900 Third Avenue

19th Floor

New York, NY 10022

Telephone: (212) 418-9600

Fax: (646) 359-4800

Attn: Paul Lipari

with a copy to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022

Attention:  David S. Allinson, Esq.

James Gorton, Esq.

Fax:  (212) 751-4864

Telephone:  (212) 906-1200

Email: james.gorton@lw.com; david.allinson@lw.com

If to any Stockholder, to the address of such Stockholder listed on Schedule I.

with a copy to:

Elliot Press, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Fax: (212) 940-6621

Email: Elliot.press@kattenlaw.com

Section 4.5

Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.6

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 4.7

Entire Agreement.  This Agreement and the Stock Purchase Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 4.8

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; except that the Purchaser may assign all or any of its rights and obligations hereunder to any of its Affiliates; provided that such assignee shall have agreed, in writing signed by and enforceable by the Stockholders against such assignee to be bound by the terms and conditions of this Agreement.

Section 4.9

Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.10

Mutual Drafting.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 4.11

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)

This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflicts of Law rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 4.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the parties hereto to jurisdiction and service contained in this Section 4.10 is solely for the purpose referred to in this Section 4.10 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c)

Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action, suit or proceeding relating to this Agreement or the Stock Purchase Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 4.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(d)

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS AND FOR ANY COUNTERCLAIM THEREIN.

Section 4.12

Amendment; Waiver.  No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

Section 4.13

Further Assurances.  From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to carry out and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.14

Specific Performance.  The parties acknowledge that the transactions contemplated by this Agreement are unique and that irreparable damage would occur in the event that any provision of this Agreement were not performed by any party hereto in accordance with the terms hereof. Accordingly, each party agrees that, in the event of any breach or threatened breach by such party of any covenant or obligation contained in this Agreement, the sole remedy of the party seeking to enforce such covenant or obligation shall be to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.  Under no circumstances will the Purchaser seek to obtain any monetary damages from any Stockholder for any breach hereunder, unless such breach relates to a sale of shares by the Stockholder that is not permitted hereunder or if the Stockholder fails, without justification therefor, to vote to approve the Stock Purchase Agreement or other items to be voted upon as contemplated by this Agreement.  Each party hereto further agrees that the party seeking to enforce any covenant or obligation contained in this Agreement shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Agreement, and each such party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In any action for specific performance, each party agrees that it shall waive the defense of adequacy of a remedy at law.  This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

Section 4.15

Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

RENOVA US HOLDINGS LTD.

By:

Name:

Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

INFINITY CAPITAL PARTNERS, L.P.

By: Infinity Capital, LLC, its General Partner

By:

Name: Michael Feinsod

Title:   Managing Member

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

SHOULDA PARTNERS, L.P.

By:

Name: Michael Feinsod

Title:   General Partner

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

Michael Feinsod

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

Gary C. Granoff

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

SRK ASSOCIATES LLC

By:

Name:

Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

LANCE’S PROPERTY DEVELOPMENT CORP. PENSION PLAN

By:

Name:

Title:

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

Steven Etra

SUPPORT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date hereof.

Blair Etra

SUPPORT AGREEMENT

Schedule I

Stockholders

Name of Stockholder	Address	Shares of Common Stock Owned of Record and/or Beneficially	Shares of Preferred Stock Owned of Record and/or Beneficially
Infinity Capital Partners, L.P.	c/o Ameritrans Capital Corporation 50 Jericho Quadrangle Suite 109 Jericho, New York 11753	1,078,735	--
Shoulda Partners L.P.	c/o Ameritrans Capital Corporation 50 Jericho Quadrangle Suite 109 Jericho, New York 11753	14,000	--
Michael Feinsod	c/o Ameritrans Capital Corporation 50 Jericho Quadrangle Suite 109 Jericho, New York 11753	22,950[1]	--
Gary C. Granoff	c/o Elk Associates Funding Corporation 830 Third Avenue, 8th Floor New York, NY 10022	216,759[2]	--
SRK Associates LLC	c/o Steven Etra Heather Hill Brookville, NY 11545	10,000	--
Lances Property Development Corp. Pension Plan	c/o Steven Etra Heather Hill Brookville, NY 11545	10,000	--
Blair Etra	Heather Hill Brookville, NY 11545	27,000	--
Steven Etra	Heather Hill Brookville, NY 11545	123,574	--
	Total:	1,503,018	--

1  Shares held through an IRA Account.

2  Includes shares held through IRAs.

Schedule II

•

Feinsod is the Managing Member of Infinity Capital, LLC (“Infinity Capital”) and Infinity Management, LLC (“Infinity Management”) the General Partner and Investment Manager, respectively, of ICP.  Accordingly, each of Feinsod, Infinity Capital and Infinity Management may be deemed to beneficially own any Subject Share set forth opposite ICP’s name in Schedule I hereto.  In addition, Feinsod is the general partner of Shoulda and may be deemed to beneficially own any Subject Shares set forth opposite the name of Should on Schedule I hereto.  Mr. Feinsod exercises sole voting and investment power with respect to the Subject Shares owned by ICP and Shoulda.  All of the 22,950 Subject Shares set forth opposite Feinsod’s name in Schedule I hereto are held through IRA accounts.  Feinsod also may be deemed to beneficially own 200,000 shares of Common Stock issuable upon exercise of stock options, which are not included in the Subject Shares identified in Schedule I hereto.

•

The Subject Shares set forth opposite Granoff’s name in Schedule I hereto include 71,979 shares of Common Stock held in various IRA accounts.  Granoff also may be deemed to beneficially own (i) 13,350 shares of Common Stock issuable upon exercise of stock options, (ii) 12,937 shares of Common Stock owned directly by Granoff’s wife, (iii) 261 shares of Common Stock held by GCG Associates Inc., (iv) 16,900 shares of Common Stock held by Granoff Family Foundation, (v) 6,000 shares of Common Stock held by a trust for the benefit of Granoff’s son pursuant to which Granoff is the trustee, (vi) 78,584 shares of Common Stock held by DAPARY Management  Corp. and (vii) 12,000 shares of Common Stock held by J&H Associates Ltd., none of which are  included in the Subject Shares.

•

The Subject Shares set forth opposite Etra’s name in Schedule I include (i) 55,472 shares of Common S held directly by Mr. Etra; (ii) 29,022 Shares owned jointly by Mr. Etra and his wife; (iii) 39,080 Shares held by Fiserv Securities Inc. for the benefit of Etra’s IRA.  Etra may be deemed to beneficially own the Subject Shares held by SRK and Lances.  Etra may also be deemed to beneficially own 13,888 shares of Common Stock issuable upon exercise of stock options, which are not included in the Subject Shares identified in Schedule I hereto.

Schedule III

Michael Feinsod

Gary C. Granoff

Elliott Singer

Steven Etra

Peter Boockvar

Ivan J. Wolpert

Murray Indick

John Laird

Howard Sommer